EXHIBIT 21.1

List of Subsidiaries

Wayfast Holdings Limited (British Virgin Island)

Gracemind Holdings Limited (British Virgin Island)

Man State Holdings Limited (British Virgin Island)

Clever Advance Limited (Hong Kong, China)

Treasure Asia Holdings Limited (Hong Kong, China)

Success Hill Limited (Hong Kong, China)

Xi’an Tsining Housing Development Co., Ltd. (Xi’an, China)

Xi’an New Land Development Co., Ltd. (Xi’an, China)

Puhua (Xi’an) Real Estate Development Co., Ltd. (Xi’an, China)

Xi’an Xinxing Property Management Co., Ltd. (Xi’an, China)

Suodi Co., Ltd (Xi’an, China)

XinxingFangzhou Housing Development Co., Ltd (Xi’an, China)

Xinxing Construction Co., Ltd (Xi’an, China)

AnKangXinxingJiyuan Real Estate Development (Ankang, China)